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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SINCLAIR BROADCAST GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: N/A
	(2)	Form, Schedule or Registration Statement No.: N/A
	(3)	Filing Party: N/A
	(4)	Date Filed: N/A

April 25, 2014

        Dear Shareholder:

        You are cordially invited to attend the annual meeting of shareholders of Sinclair Broadcast Group, Inc. The annual meeting on June 5, 2014 will be held at Sinclair's corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

        Enclosed with this letter is a notice of the annual meeting of shareholders, a proxy statement, a proxy card and a return envelope. Also enclosed with this letter is Sinclair Broadcast Group, Inc.'s Annual Report to shareholders for the year ended December 31, 2013.

        Your vote on these matters is very important. We urge you to review carefully the enclosed materials and to return your proxy promptly. The proxy materials are also available at http://www.astproxyportal.com/ast/26141.

        You are cordially invited to attend the annual meeting and you may vote in person even though you have returned your proxy card. Whether or not you plan to attend the annual meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope.

Sincerely,

David D. Smith
Chairman of the Board and Chief Executive Officer

IF YOU PLAN TO ATTEND:

        Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 18, 2014. Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m. Each shareholder may be asked to present valid picture identification, such as a driver's license or passport. Shareholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 18, 2014 (record date). Cameras (including the use of cellular/smart phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

 YOUR VOTE IS IMPORTANT—Please execute and return the enclosed proxy card promptly, whether or not you plan to attend the
Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.
10706 Beaver Dam Road
Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on June 5, 2014.
The proxy statement and 2013 annual report to shareholders are available at
http://www.astproxyportal.com/ast/26141.

Dear Shareholders:

        The annual meeting of Sinclair Broadcast Group, Inc. will be held on June 5, 2014 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time for the following purposes:

  1.
  The election of seven directors, each for a one-year term;

  2.
  The ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the year ending December 31, 2014;

  3.
  To hold a non-binding advisory vote on our executive compensation;

  4.
  The consideration of any other matters as may properly come before the annual meeting.

        You will be able to vote your shares at the annual meeting if you were a shareholder of record at the close of business on March 18, 2014. Your vote at the annual meeting is very important to us.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      J. Duncan Smith, Secretary

Baltimore, Maryland
April 25, 2014

INFORMATION ABOUT THE 2013 ANNUAL MEETING AND VOTING

The Annual Meeting

        The annual meeting will be held on June 5, 2014 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This Proxy Solicitation

        On or about April 25, 2014, we began mailing this proxy statement to people who, according to our records, owned common shares of beneficial interests in us as of the close of business on March 18, 2014. We are sending you this proxy statement because our Board of Directors is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares. Proxy materials are also available at http://www.astproxyportal.com/ast/26141.

        We are paying the cost of soliciting these proxies. Our directors, officers and employees may request proxies in person or by telephone, mail, or letter. We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

Voting Your Shares

        The Securities and Exchange Commission (SEC) has adopted a "Notice and Access" rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials to shareowners in lieu of a paper copy of this proxy statement and the Company's Annual Report to Shareholders.

        Shareholders of Record.    You may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. Ballots for registered shareholders to vote in person will be available at the annual meeting. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

        If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card and FOR ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2014 and FOR the approval, on a non-binding, advisory basis, of our executive compensation.

        We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If a shareholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

        Your proxy card will be valid only if you sign, date and return it in time for it to be received by us before the annual meeting scheduled to be held on June 5, 2014.

        Beneficial Owners.    Most of our stockholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name (which is often referred to as "street name"). In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials, including a notice enabling you to receive proxy material through the mail, are being forwarded to you by your broker, bank, trustee or nominee. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards. If you are a beneficial owner of shares, you cannot vote in person at the annual meeting unless you have a proper power of attorney from your broker. Votes directed through a broker must be received by us before the annual meeting.

        If you hold your shares in street name with a broker and you do not tell your broker how to vote or provide the broker with a voting instruction form, your broker cannot vote on your behalf for the election of director nominees (Proposal 1) or the advisory vote on our executive compensation (Proposal 3).

Revoking Your Proxy

        If you decide to change your vote, you may revoke your proxy at any time before it is voted at the annual meeting. You may revoke your proxy by any one of three ways:

  •
  you may notify our Secretary in writing that you wish to revoke your proxy, at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary. We must receive your notice before the time of the annual meeting;

  •
  you may submit a proxy dated later than your original proxy; or

  •
  you may attend the annual meeting and vote. Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy and in the case of shares held in street name you must obtain a proper power of attorney from your broker to vote your shares.

Vote Required for Approval

        Shares Entitled to Vote.    On March 18, 2014 (the record date), the following shares were issued and outstanding and had the votes indicated:

  •
  71,792,274 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals, and

  •
  26,028,357 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals

        Quorum.    A majority of the outstanding shares of common stock entitled to vote, or a "quorum," must be present at the annual meeting in order to transact business. A quorum will be present if 166,037,923 votes are represented at the annual meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter and has not received voting instructions from the beneficial owner) will be counted as shares that are represented at the annual meeting.

        Votes Required.    The votes required on each of the proposals are as follows:

Proposal 1: Election of Seven Directors	The seven nominees for director who receive the most votes will be elected. This is called a "plurality." If you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Broker non-votes are not counted as votes cast for nominees for director and will not affect the outcome of the proposal.
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the Audit Committee's selection of the independent registered public accounting firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.
Proposal 3: A Non-Binding Advisory Vote, on Our Executive Compensation
The approval of our executive compensation is by a non-binding advisory vote which we will take into consideration when determining executive compensation. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal. Broker non-votes are not counted in evaluating the results of the vote.

Additional Information

        We are mailing our annual report to registered shareholders for the year ended December 31, 2013, including consolidated financial statements, to all shareholders entitled to vote at the annual meeting together with this proxy statement. The annual report includes details on how to get additional information about us. The annual report does not constitute a part of the proxy solicitation material. Proxy materials are also available to registered shareholders and to beneficial owners at http://www.astproxyportal.com/ast/26141.

 PROPOSAL 1: ELECTION OF DIRECTORS

        Nominees for election to the Board of Directors are:

  David D. Smith
  Frederick G. Smith
  J. Duncan Smith
  Robert E. Smith
  Daniel C. Keith
  Martin R. Leader
  Lawrence E. McCanna

        Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected. More detailed information about each of the nominees is available in the section of this proxy statement titled Directors, Executive Officers and Key Employees.

        If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

        The Amended and Restated Certificate of Incorporation provides that our business shall be managed by a Board of Directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time. The Board of Directors has presently established the size of the Board at seven members. Proxies for the annual meeting may not be voted for more than seven nominees.

        Messrs. David, Duncan and Robert Smith and Dr. Frederick Smith (collectively, the controlling shareholders) are brothers and have entered into a shareholders agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until June 13, 2015. The controlling shareholders own collectively 75.8% of the total voting power.

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has sole responsibility for the selection of our independent registered public accounting firm and has appointed PricewaterhouseCoopers, LLP (PricewaterhouseCoopers) as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The Board of Directors recommends ratification of this appointment by the shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders. PricewaterhouseCoopers audited the Company's financial statements for the fiscal year ended December 31, 2013.

        A representative of PricewaterhouseCoopers is expected to attend the annual meeting. The PricewaterhouseCoopers representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers, LLP.

PROPOSAL 3: A NON-BINDING ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act), we are submitting an advisory "say-on-pay" resolution for shareholder consideration.

        As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation is designed to support our long-term success by attracting and retaining talented senior executives, to align the long-term interests of our executive officers with those of our shareholders and tying executive pay to company and/or individual performance. We urge shareholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related tables and narrative that follow it. This information provides detailed information regarding our executive compensation policy and procedures, as well as the compensation of our named executive officers.

        The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

          "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

        This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider any stockholder concerns and whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval of our executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        There were 97,820,631 shares of our common stock issued and outstanding on March 18, 2014, consisting of 71,792,274 shares of Class A Common Stock and 26,028,357 shares of Class B Common Stock. The following table shows how many shares were owned by the following categories of persons as of that date:

  •
  persons known to us who beneficially own more than 5% of the shares;

  •
  each director and each executive officer described on the "Summary Compensation Table"; and

  •
  directors and all executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned(a)		Shares of Class A Common Stock Beneficially Owned			Percent of Total Voting
Name	Number	Percent	Number		Percent(b)	Power(c)
David D. Smith†	7,411,072	28.5%	9,367,605	&zwsp; (d)	11.5%	22.8%
J. Duncan Smith†	7,073,466	27.2%	7,191,317	(e)	9.1%	21.2%
Robert E. Smith†	6,474,806	24.9%	6,616,224	&zwsp; (f)	8.4%	19.5%
Frederick G. Smith†	4,107,673	15.8%	4,225,646	(g)	5.6%	12.3%
David B. Amy†	—	—	170,618		*	*
Steven M. Marks†	—	—	96,431		*	*
Lucy A. Rutishauser†	—	—	27,955		*	*
Barry M. Faber†	—	—	36,670		*	*
Martin R. Leader†	—	—	58,594		*	*
Daniel C. Keith†	—	—	40,250		*	*
Lawrence E. McCanna†	—	—	29,125		*	*
FMR, LLC	—	—	7,746,831	(h)	10.5%	*
245 Summer Street Boston, Massachusetts 02210
Blackrock, Inc.	—	—	4,494,452	&zwsp; (i)	6.3%	*
40 East 52nd Street New York, NY 10022
The Vanguard Group, Inc.	—	—	4,003,070	(j)	5.6%	*
100 Vanguard Boulevard Malvern, PA 19355
All directors and executive officers as a group (14 persons)	25,067,017	96.3%	27,889,335	&zwsp; (k)	28.2%	76.0%

*
Less than 1%

†
The address for such beneficial owner is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

(a)
By virtue of a stockholders' agreement dated April 19, 2005 by and among David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith, each of the Smith brothers is required to vote all of his Class A and Class B Common Stock in favor of the other Smith brothers to cause their election as directors. Consequently, each of the Smith brothers may be deemed to beneficially own the shares of common stock individually owned by the other Smith brothers. Nevertheless, each of the Smith brothers disclaims beneficial ownership of the shares owned by the other Smith brothers.

(b)
Percent of Class A Common Stock beneficially owned is the number of shares of Class A Common Stock beneficially owned divided by the sum of (i) number of shares of Class A Common Stock outstanding plus (ii) any Class B Common Stock individually held plus (iii) any options, stock-settled stock appreciation rights (SARs).

(c)
Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to "going private" and certain other transactions. The Class A Common Stock and the Class B Common Stock vote together as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock.

(d)
Includes 7,411,072 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 200,000 SARs (with an exercise price of $15.78), 300,000 SARs (with an exercise price of $12.07), 400,000 SARs (with an exercise price of $11.68), 500,000 SARs (with an exercise price of $14.21) and 200,000 SARs (with an exercise price of $27.86). All SARs are exercisable within 60 days of March 18, 2014. The shares of Class B Common Stock include 348,160 shares held in irrevocable trusts established by David Smith for the benefit of family members, of which he is the co-trustee.

(e)
Includes 7,073,466 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock. The shares of Class B Common Stock include 137,154 shares held in irrevocable trusts established by J. Duncan Smith for the benefit of family members, of which he is the co-trustee.

(f)
Includes 6,474,806 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock. The shares of Class B Common Stock include 145,000 shares held in an irrevocable trust established by Robert E. Smith for the benefit of family members, of which he is the trustee. Class A Common Stock includes 5,000 shares of Class A Common Stock that may be acquired upon exercise of options exercisable.

(g)
Includes 4,107,673 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.

(h)
As set forth in the Schedule 13G/A filed by FMR, LLC with the SEC on February 14, 2014, FMR, LLC is deemed to be the beneficial owner of 7,746,831 shares and has sole voting power with respect to 1,522,045 of those shares and sole dispositive power with respect to all 7,746,831 shares.

(i)
As set forth in the Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 30, 2014, Blackrock, Inc. is deemed to be the beneficial owner of 4,494,452 shares and has sole voting power with respect to 4,283,252 of those shares and sole dispositive power with respect to all 4,494,452 shares.

(j)
As set forth in the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2014, The Vanguard Group, Inc. is deemed to be the beneficial owner of 4,003,070 shares and has sole voting power with respect to 99,860 of those shares, shared dispositive power with respect to 94,160 of those shares and sole dispositive power with respect to 3,908,910 of those shares.

(k)
Includes shares of Class A Common Stock that may be acquired upon the exercise of options and SARs.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

        Set forth below is certain information relating to our named directors and nominees, executive officers and certain key employees.

Name	Age	Title
Directors
David D. Smith	63	President, Chief Executive Officer, Chairman of the Board and Director
Frederick G. Smith	64	Vice President and Director
J. Duncan Smith	60	Vice President, Secretary and Director
Robert E. Smith	50	Director
Daniel C. Keith	59	Director
Martin R. Leader	73	Director
Lawrence E. McCanna	70	Director
Executive Officers
David B. Amy	61	Executive Vice President / Chief Operating Officer
Steven M. Marks	57	Vice President / Chief Operating Officer
Steven J. Pruett	59	Vice President / Chief Operating Officer
Christopher S. Ripley	37	Chief Financial Officer
Barry M. Faber	52	Executive Vice President / General Counsel
Lucy A. Rutishauser	49	Senior Vice President / Corporate Finance / Treasurer
David R. Bochenek	51	Senior Vice President / Chief Accounting Officer
Robert D. Weisbord	51	Chief Operating Officer / Sinclair Digital
Key Employees
Mark A. Aitken	58	Vice President / Advanced Technology
Justin L. Bray	34	Vice President / Corporate Controller
M. William Butler	61	Vice President / Programming and Promotion
Jamie C. Dembeck	38	Vice President / Human Resources
W. Gary Dorsch	62	President of Keyser Capital, LLC
Tammy L. Dupuy	55	Assistant Vice President / Programming
Ann H. Ellis	52	Group Manager
William J. Fanshawe	55	Group Manager
Alan B. Frank	63	Group Manager
Doug E. Gealy	53	Group Manager
Doron Gorshein	49	Vice President / Chief Operating Officer of Sinclair Networks
Rebecca J. Hanson	49	Senior Vice President / Strategy and Policy
Daniel J. Hoffman	48	Group Manager
David G. Howitt	59	Assistant Vice President / Programming
Joseph A. Koff	63	Vice President / Training and Development, Chief Operating Officer of Ring of Honor Wrestling Entertainment, LLC
Jonathan P. Lawhead	58	Group Manager
I. Scott Livingston	49	Vice President / News
Robert F. Malandra	51	Vice President / Finance Television
Daniel P. Mellon	55	Group Manager
Paul E. Nesterovsky	41	Vice President / Tax
Delbert R. Parks, III	61	Senior Vice President / Engineering and Operations
David F. Schwartz	60	Vice President / Sales
John T. Seabers	61	Group Manager
Darren J. Shapiro	53	Group Manager
Gregg L. Siegel	53	Vice President / National Sales
Jonathan D. Spaet	57	Vice President / Network Sales and Development
Donald H. Thompson	47	Senior Vice President / Human Resources
Thomas I. Waters, III	45	Vice President / Purchasing
Andrew H. Whiteside	58	Vice President / Dielectric

        Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

        Messrs. David, Duncan and Robert Smith and Dr. Frederick Smith are brothers and have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until June 13, 2015.

Profiles

        David D. Smith has served as President and Chief Executive Officer since 1988 and as Chairman of the Board of Sinclair Broadcast Group, Inc. since September 1990. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations, and was an officer and director of Comark until 1986. He also was a principal in other television stations prior to serving as a General Manager of WPMY (formerly WCWB-TV) from 1984 until 1986. In 1986, Mr. Smith was instrumental in the formation of Sinclair Broadcast Group, Inc. Mr. Smith serves as a member of the Board of Directors of Atlantic Automotive Corporation, The Triscari Group, Inc., The Sinclair Relief Fund, The American Flag Foundation, Inc., Cunningham Communications Inc., Gerstell Development, LP, Keyser Investment Group, Inc. and is a member of the Board of Managers of Alarm Funding Associates, LLC.

        Based on Mr. Smith's (i) more than twenty years of experience and expertise in the television broadcast industry, (ii) extensive industry knowledge and innovative thinking, (iii) understanding of the challenges, opportunities and risks faced by us and the industry, and (iv) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

        Frederick G. Smith has served as Vice President of Sinclair since 1990 and Director since 1986. Prior to joining Sinclair in 1990, Dr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Dr. Smith was the sole officer, director and stockholder. Dr. Smith serves as a member of the Board of Directors or Trustees of the Freven Foundation, Gerstell Academy, University of Maryland at Baltimore Foundation, St. Joseph's Hospital, The Sinclair Relief Fund, Cunningham Communications Inc., Gerstell Development, LP, Keyser Investment Group, Inc. and Beaver Dam, LLC.

        Based on Dr. Smith's (i) more than twenty years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Dr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Dr. Smith should continue to serve as a director for the Company.

        J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1986. Prior to that, he built and operated the following television stations: WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania; WTTE-TV in Columbus, Ohio; WIIB-TV in Bloomington, Indiana and WTTA-TV in Tampa / St. Petersburg, Florida. In addition, Mr. Smith worked for Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of The High Rock Foundation, Cunningham Communications Inc., Gerstell Development, LP, Keyser Investment Group, Inc., Beaver Dam, LLC, The Sinclair Relief Fund and The Boys' Latin School of Maryland.

        Based on Mr. Smith's (i) more than twenty years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

        Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer. In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company. Prior to 1986, he assisted in the construction of several television stations including WTTE-TV in Columbus, Ohio and also worked for Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of Nextgen Foundation Charitable Trust, Gerstell Academy, Keyser Investment Group, Inc., Cunningham Communications, Inc., Gerstell Development LP, Beaver Dam LLC and Laker Partners, LLC.

        Based on Mr. Smith's (i) more than twenty years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

        Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995. Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985. During this time, he served as Chairman of the Investment Advisory Committee and was a member of the Board of Directors. Mr. Keith has been advising clients since 1979. He serves as a member of the Boards of Trustees of The High Rock Foundation.

        Based on Mr. Keith's extensive skills in finance, management and investment matters, the Board believes Mr. Keith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Keith should continue to serve as a director for the Company.

        Martin R. Leader has served as a Director since May 2002. Mr. Leader is a retired partner of the law firm ShawPittman (now known as Pillsbury Winthrop Shaw Pittman LLP) in Washington, D.C. where he specialized in communications law matters. Prior to his service at ShawPittman, Mr. Leader was a senior partner with the law firm of Fisher Wayland Cooper Leader & Zaragoza in Washington, D.C. from 1973 to 1999. Mr. Leader was a member of the Board of Directors of Atlantic Automotive Corporation until February 2006. Mr. Leader has served on the staff of the Office of Opinions and Review of the Federal Communications Commission. He is a member of the District of Columbia Bar. Mr. Leader graduated from Tufts University and Vanderbilt University Law School.

        Based on Mr. Leader's (i) prior experience in communications law and (ii) insight on government relations particularly with the Federal Communications Commission, the Board believes Mr. Leader has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Leader should continue to serve as a director for the Company.

        Lawrence E. McCanna has served as a Director since July 1995. Mr. McCanna was a shareholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. from 1972 and served as its managing director through June 30, 2009. On July 1, 2009, Mr. McCanna retired from full-time employment with the firm, liquidating his entire interest in Gross, Mendelson & Associates on that date. Mr. McCanna provides substantial value to the Board of Directors through his extensive accounting, finance and management experience. He is an audit committee financial expert as defined by the SEC. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was Chairman of the

Management of the Accounting Practice Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants and a former member of the Board of Directors of Maryland Special Olympics and Mount St. Joseph High School.

        Based on Mr. McCanna's (i) extensive accounting, finance and management experience and (ii) ability to serve as an audit committee financial expert as defined by the SEC, the Board believes Mr. McCanna has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. McCanna should continue to serve as a director for the Company.

        David B. Amy has served as Executive Vice President and Chief Operating Officer of Sinclair Broadcast Group, Inc. since April 1, 2014. Prior to that, he served as Executive Vice President / Chief Financial Officer (CFO) of Sinclair since March 2001. From September 1999 to March 2001 he served as Executive Vice President and as Vice President and CFO from September 1998 to September 1999. Beginning in 1994, he served as CFO until September 1998. In addition, he serves as Secretary of Sinclair Television Group, Inc., a wholly-owned subsidiary that owns and operates our broadcasting operations. Mr. Amy has over 30 years of broadcast experience, having joined Sinclair as a Business Manager for WPMY (formerly WPTT-TV) in Pittsburgh, Pennsylvania. Mr. Amy received his MBA degree from the University of Pittsburgh in 1981. Mr. Amy serves as a member of the Board of Directors of KDSM, LLC and The Maryland Science Center. He is also a member of the Board of Managers of Triangle Sign & Service, LLC and Chairman of the Board of Managers of Alarm Funding Associates, LLC. He served as a member of the Board of Directors of Acrodyne Communications, Inc., and G1440 Holdings, Inc. until 2009; Visionair, Inc. until 2008 and Jadoo Power Systems, Inc. until 2007. Mr. Amy also served as the Audit Committee Chairman of Acrodyne Communications, Inc. until 2009.

        Steven M. Marks has served as Vice President / Chief Operating Officer within our broadcast segment since May 2007. Prior to that, he served as Chief Operating Officer / Television Group from February 2003 to May 2007. Mr. Marks is responsible for the operations of a certain number of our television stations. Prior to that, he served as Vice President / Regional Director from March 2002 to February 2003. As a Vice President / Regional Director, Mr. Marks was responsible for the Baltimore, Columbus, Pittsburgh, Flint, Tallahassee, Charleston, West Virginia, Portland, Springfield, Minneapolis, Tampa, Syracuse, Norfolk, Richmond, Buffalo and Rochester markets. Prior to his appointment as Vice President / Regional Director, Mr. Marks served as Regional Director since October 1994. Mr. Marks served as General Manager for Sinclair's flagship station, WBFF-TV in Baltimore, Maryland from July 1991 until October 1994. From 1986 until joining WBFF-TV in 1991, Mr. Marks served as General Sales Manager at WTTE-TV in Columbus, Ohio. Prior to that time, he was National Sales Manager for WFLX-TV in West Palm Beach, Florida.

        Steven J. Pruett joined Sinclair as Vice President / Chief Operating Officer within our broadcast segment in April 2013, overseeing the operations of a certain number of our television stations. Prior to that, he was with Communications Corporation of America, first as Chief Financial Officer, then becoming its President in 2006 and President and Chief Executive Officer, as well as a member of the Board, in 2007. Mr. Pruett served as special strategic advisor to DirecTV and Thomson Consumer Electronics from 1998 to 2002. From 1995 to 1999, he was a Managing Director at Communications Equity Associates. During his career, he has helped found several broadcast groups as an initial investor, financier, managing partner or board member including Spanish Radio Group Excel Communications, ACME Television, USBG, and UPI Media, where he served as President. Mr. Pruett attended Southern Illinois University at Edwardsville where he majored in Radio and Television. He later earned a Masters in Management from the JL Kellogg Graduate School of Business at Northwestern University. Beginning 2008, Mr. Pruett was a key member of the Fox Affiliate Board of Governors where he served as Treasurer until 2011 when he was elected Chairman, a position he held until 2014.

        Christopher S. Ripley has served as Chief Financial Officer since April 1, 2014. Prior to that, Mr. Ripley served as Managing Partner of Canor LLC, a boutique media/entertainment advisory firm since 2013. From 2001 to 2013, he was a Managing Director at UBS Investment Bank's Global Media Group and served as head of the Los Angeles office where he managed, advised and/or structured various financings and merger and acquisition transactions, managed bankers and support staff, and oversaw regulatory and compliance matters for the office. From 2000 to 2001, he was a Principal at Prime Ventures LLC, a venture capital firm where he was involved in capital investment decisions, business development, M&A, and organizational structuring. Prior to that and from 1998, Mr. Ripley worked in the investment banking division of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Ripley graduated from the University of Western Ontario, Richard Ivey School of Business, with a Bachelor of Arts in Honors Business Administration.

        Barry M. Faber has served as Executive Vice President / General Counsel since May 2008, as Vice President / General Counsel from August 1999 to May 2008 and prior to that as Associate General Counsel from 1996 to 1999. Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shriver, & Jacobson in Washington, D.C. Barry M. Faber is a graduate of the University of Virginia and the University of Virginia School of Law. Mr. Faber is also a member of the Board of Directors of The Sinclair Relief Fund.

        Lucy A. Rutishauser has served as Senior Vice President / Corporate Finance / Treasurer since December 2013. Prior to that, she was Vice President / Corporate Finance / Treasurer since November 2002. From March 2001 until November 2002, she served as Treasurer and, from 1998 until March 2001, she served as Assistant Treasurer. From 1996 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company. From 1992 to 1996, Ms. Rutishauser served as Assistant Treasurer and Director of Treasury for Integrated Health Services, Inc. From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and the Black and Decker Corporation. Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore. Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association of Finance Professionals.

        David R. Bochenek has served as Senior Vice President / Chief Accounting Officer since December 2013. Prior to that, he served as Vice President / Chief Accounting Officer since May 2005. Prior to that, he served as Chief Accounting Officer from November 2002 to April 2005. Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller. Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola University, Maryland.

        Robert D. Weisbord has served as Chief Operating Officer of Sinclair Digital Group, a newly created Digital Interactive Business Unit for Sinclair Broadcasting Group since January 2014. Mr. Weisbord is responsible for all web/mobile app/social media creation, interaction of the unit with news and television station platforms, revenue generation, and exploring strategic partnerships and potential related acquisitions. He served as Vice President / New Media from June 2010 to January 2014. From 2008 to June 2010, he served as Director of Digital Interactive Marketing for Sinclair. From 1997, he served in various management positions for the Company including Regional Group Manager, General Manager for the Company's Las Vegas duopoly of KVMY-TV and KVCW-TV, and Director of Sales. Prior to that and from 1993, he was National Sales Manager for WTVT-TV in Tampa, Florida. Mr. Weisbord began his broadcasting career in the radio industry with Family Group Broadcasting in 1985. Mr. Weisbord holds a Bachelor of Science degree in Business Management and a Masters in Business Administration from the University of Tampa.

        Mark A. Aitken has served as Vice President / Advanced Technology since July 2011 and prior to that, he served as Director of Advanced Technology. Mr. Aitken is Chairman of the ATSC (Advanced Television Systems Committee) TSG/S4 (Mobile DTV standardization activity) and has been involved in the broadcast industry's migration to advanced services since 1987 with his participation in the FCC's Advisory Committee on Advanced Television Services. He also serves on the Executive Committee of the Mobile 500 Alliance, an industry organization focused on developing the Mobile DTV "ecosystem." Mr. Aitken is also a member of the NAB TV Technology Committee, which is focused on the broader technical issues of our industry. Prior to joining Sinclair, Mr. Aitken held various positions with the Comark Communications, Inc. division of Thomson Broadcast formerly known as Thomcast, including Manager of the Systems Engineering, Radio Frequency (RF) Engineering and Sales Engineering groups, as well as Director of Marketing and Sales Support which included DTV Strategic Planning responsibilities. Mr. Aitken is currently a member of the Association of Federal Communications Consulting Engineers, the Institute of Electrical & Electronic Engineers and the Society of Motion Picture & Television Engineers. He is the author of many papers dealing with innovative RF product developments, advanced digital television systems design and related implementation strategies. He holds patents for various RF devices and was a recipient of the "Broadcasting and Cable" Technology Leadership Award in 2008.

        Justin L. Bray has served as Vice President, Corporate Controller since February 2014. Prior to that, Mr. Bray served as Corporate Controller since joining Sinclair in September 2011. Prior to joining the Company, Mr. Bray held various positions, most recently as Senior Manager from 2008 to 2011, within the audit department of PricewaterhouseCoopers LLP. Mr. Bray received his Bachelor of Business Administration degree in Accounting and Master of Business Administration degree from Loyola University Maryland. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

        M. William Butler has served as Vice President / Programming and Promotion since July 1999 and from 1997 until 1999, as Vice President / Group Program Director, of Sinclair Television Group, Inc. From 1995 to 1997, Mr. Butler served as Director of Programming at KCAL-TV in Los Angeles, California. From 1991 to 1995, he was Director of Marketing and Programming at WTXF-TV in Philadelphia, Pennsylvania and prior to that he was the Program Director at WLVI in Boston, Massachusetts. Mr. Butler attended the Graduate Business School of the University of Cincinnati from 1975 to 1976.

        Jamie C. Dembeck has served as Vice President / Human Resources since February 2014. Prior to that, Ms. Dembeck served as Director of Human Resources since 2006. She joined Sinclair in 2004 as a Human Resources Generalist and was promoted to Human Resources Manager in 2005. Prior to joining Sinclair, Ms. Dembeck served as Area Human Resources Manager at Loomis, Fargo & Co. from October 1999 to January 2004. From June 1998 to October 1999, she served as Personnel Manager for Agora, Inc. Ms. Dembeck received her Bachelor of Arts degree in Psychology and Master of Science degree in Applied Psychology from the University of Baltimore.

        W. Gary Dorsch has served as President of Keyser Capital, LLC since October 2007. Keyser Capital is the private equity and real estate investment company established by us in January 2007. Mr. Dorsch is also a partner in Patriot Partners II, LLC, a debenture Small Business Investment Company (SBIC), which is the general partner of Patriot Capital II Limited Partnership. In 1999, Mr. Dorsch founded and currently co-manages Allegiance Capital, L.P.. Allegiance was a licensed SBIC. Prior to Allegiance, he spent 24 years with Bank of America and its predecessor banks in Maryland. Mr. Dorsch serves as a member of the Board of Directors of The College Savings Plans of Maryland and is Chairman of its audit and finance committee. He is Chairman of the Board of Managers of Triangle Sign and Service, LLC and serves on the Board of Managers of Alarm Funding Associates, LLC. Mr. Dorsch received his Bachelor of Science degree from Towson University and received his MBA from Loyola University, Maryland.

        Tammy L. Dupuy has served as Assistant Vice President / Programming since April 2013. Prior to that, Ms. Dupuy served as Regional Program Director since 1998. Prior to joining Sinclair and from 1997, Ms. Dupuy was the Group Program Director for Communications Corporation of America. Prior to that, she was the Program Director and Manager at WGMB and WVLA in Baton Rouge, LA.

        Ann H. Ellis has served as a Group Manager since January 2014. Prior to that, she served as Vice President of Sales at Communications Corporation of America from May 2008 to January 2014. Prior to that and from 2005, she worked as an Integrated Sales Account Executive for KPNX-TV (NBC) in Phoenix, AZ and from 2002 to 2005 she worked as an Account Executive for AZTV (IND) in Phoenix, AZ. From 1987 to 2001, she held various other positions including Advertising Director at the Columbia Daily Tribune in Columbia, MO, Sales Manager at Zimmer Radio Group in Columbia, MO, and National Sales Manager, General Sales Manager and Station Manager at KASN-TV (CW) in Little Rock, AR. Ms. Ellis received her Bachelor of Arts degree in English and Physical Education from Austin College in Texas and her Master's degree in Secondary Education from Austin College in Texas.

        William J. Fanshawe has served as Group Manager since September 2004. From 1999 to present, he has been the General Manager for our flagship station WBFF-TV with oversight of WNUV-TV, which are both in Baltimore, Maryland. Mr. Fanshawe served as General Sales Manager of WNUV-TV from 1995 to 1999. Prior to joining Sinclair, Mr. Fanshawe held various positions in sales including National Sales Manager of WBBM-CBS. Mr. Fanshawe holds a M.B.A. from Fairleigh Dickinson University in New Jersey and a Bachelor of Science degree in Business Administration from Fredonia State College in New York.

        Alan B. Frank has served as Group Manager since January 2005. From 2002 to 2005, he served as General Manager for our Pittsburgh stations and Station Manager from 2001 to 2002. From 2000 to 2001, he was Director of Sales and Director of National Sales in 2000 when he returned to Sinclair. From 1998 to 2000, Mr. Frank worked as General Manager at stations in Boston and Washington for Paxson Communications. Prior to that and from 1994, Mr. Frank was a Regional Manager for Sinclair and served as the General Manager of our Pittsburgh stations from 1991 to 1994. Mr. Frank holds a Bachelor of Arts degree in English from Fairleigh Dickinson University.

        Doug E. Gealy has served as Group Manager since November 2013. Prior to this Mr. Gealy served as President, Chief Executive Officer and Chief Operating Officer and was a founder of ACME Communications, Inc. from January 1997 to April 2013. Prior to that and from 1996, he was Executive Vice President of Benedek Broadcasting. From 1991 to 1996, he served as President and General Manager of WCMH (NBC) and WWHO (CW) in Columbus, Ohio. From 1989 to 1991, Mr. Gealy was Vice President and General manager of WHOI (ABC) in Peoria, Illinois. Prior to that, he held various other positions including General Sales Manager, Local Sales Manager, National Sales Manager and Account Executive for various stations in Ohio. Mr. Gealy received his Bachelor of Science degree in Mass Communications from Miami University in Oxford, Ohio.

        Doron Gorshein has served as Chief Operating Officer of Sinclair Networks Group, LLC since January 2014. Mr. Gorshein has extensive background in the communications industry, including in new business development, law, and government affairs. Gorshein was founder/CEO of America Channel, a cable/multi-platform network, which acquired one of the largest NCAA Division I sports rights holdings in the nation, and secured one of the broadest distribution footprints of any new independent network in the past decade. Mr. Gorshein has advocated extensively before the U.S. Congress and Federal agencies, on most of the major communications policy issues and transactions of the past decade; and most recently has advocated in the communications/wireless and health care sectors. Mr. Gorshein has testified before the U.S. Senate Committee on Science, Commerce and Transportation; and before the U.S. Senate Committee on the Judiciary, Subcommittee on Antitrust, Competition Policy and Consumer Rights. From 2005 to2007 Gorshein was founder and CEO of AIPN, a trade association for approximately 20 independent content networks. Previously, Mr. Gorshein held the position of VP/Associate General

Counsel at EchoStar Communications/DISH Network; during the 1990's he held positions as VP/General Counsel at two NASDAQ technology/software companies; and he began his career at Turner Broadcasting System, where he was responsible for the business affairs of CNN International and its related services throughout most of the world. Mr. Gorshein received his Juris Doctor degree from Emory University and a Bachelor of Arts from Tulane University.

        Rebecca J. Hanson has served as Senior Vice President / Strategy and Policy since January 2013. Prior to that, she was a Senior Advisor, Broadcast Spectrum with the Media Bureau of the Federal Communications Commission, and served on the Incentive Auction Task Force as the point person for broadcaster participation and issues affecting nonparticipating broadcasters. Prior to joining the FCC from 2007 to 2009, she was the Vice President, Strategic Initiatives at Sprint Nextel, where she was responsible for the launch and long-term growth strategy for the WiMAX network and a member of the deal team leading the financing and merger with Clearwire for a national spectrum footprint. From 2006 to 2007 she was a consultant focusing on business planning and deal execution for various digital media companies. Prior to that and from 2000, she held the positions of Senior Vice President, Business Development, and Vice President and Deputy General Counsel at XM Satellite Radio, Inc., where she was the lead negotiator for key strategic alliances and partnerships in the areas of programming, marketing, distribution, acquisitions/joint ventures and product development. She began her career as an attorney with Brownstein and Zeidman from 1993 to 1996 and then ShawPittman (now Pillsbury Winthrop Shaw Pittman) from 1996 to 2000, where she specialized in the areas of technology, commercial finance, and venture capital.

        Daniel J. Hoffman joined Sinclair as a Group Manager in May 2013. Dan has over twenty-five years of experience in the broadcast and cable industry with an extensive background in station operations. Prior to joining Sinclair Broadcast Group, Dan served as Vice President of Sales for Granite Broadcasting for the past seven years, focusing on multi-platform operations with sales integration. Prior to that, he worked for several groups in the broadcast industry including Gray Television, Inc., Nexstar Broadcasting Group, Inc., and Emmis Communications. Prior to those groups, he worked as Director of Sales at Comcast Corporation overseeing the Baltimore and Washington markets. He started his career in the cable industry as an Account Executive for Tele-Communications Inc. in Erie, Pennsylvania.

        David G. Howitt has served as Assistant Vice President / Programming since April 2013. Mr. Howitt has been with Sinclair since 1994, most recently and from 1996 serving as a Regional Program Director. Prior to that, he worked in programming and promotions at WUAB in Cleveland, OH. Mr. Howitt holds a Bachelor of Science degree in Radio and Television from Ashland University.

        Joseph A. Koff has served as Vice President / Training and Development, since November 2013, served as Chief Operating Officer of Sinclair's wrestling franchise since 2011, and overseen Sinclair University, the Company's in-house sales training program that he created, since 2010. Prior to that and from 2006, he was a Group Manager overseeing multiple Sinclair television markets. From 2003 through 2006, Mr. Koff headed Sinclair's in-house direct mail initiative, which at its peak, produced over 6 million pieces a month. From 1998 to 2003, Mr. Koff served in various management roles at Muzak and its largest franchise owner, Audio Communications, where he was President and CEO. During his television broadcasting career, Mr. Koff has served as General Manager, General Sales Manager, National Sales Manager, Local Sales Manager and account executive for various stations, including some which are now owned by Sinclair. Mr. Koff graduated with a Bachelor's degree in Mass Communications from the University of Miami, Florida and has a Master's degree in Business Administration with a specialty in Leadership from the University of Baltimore.

        Jonathan P. Lawhead has served as a Group Manager since January 25, 2012. He serves as General Manager of WKRC-TV, WSTR-TV and EKRC in Cincinnati, Ohio and also overseas WKEF-TV and WRGT-TV in Dayton, Ohio. Prior to that, he served as General Manager for WSTR-TV in Cincinnati, Ohio since 2004 and prior to that he was General Manager of WTVH in Syracuse, New York from 2002 to

2004. From 1990 to 2002, he served in various roles, including General Manager, General Sales Manager and Local Sales Manager of WXIX-TV in Cincinnati, Ohio and served as Vice Chairman of the FOX affiliate board. From 1987 to 1990, Mr. Lawhead was the Local Sales Manager of WAND-TV in Decatur/Springfield, Illinois. Mr. Lawhead received his Bachelor of Science degree in Communications from Ohio Northern University.

        I. Scott Livingston has served as Vice President / News since February 2012 and prior to that he served as News Director of WBFF-TV in Baltimore, Maryland. Mr. Livingston began with Sinclair as the Chief Photographer in 1991 until he was promoted to Assistant News Director in 1997. Mr. Livingston has won the 1999 National Edward R. Murrow Award and the Alfred DuPont Columbia University Excellence in Journalism Award. He has been named Photographer of the Year twice by the Associated Press; the winner of the National Press Photographer Association's Regional Photographer of the year three times and has been recognized with 23 Capital Region Emmy awards. Prior to joining Sinclair, Mr. Livingston worked at various television stations.

        Robert F. Malandra has served as Vice President Finance / Television since 2008; he joined the Company as Operations Controller in 2006. Prior to joining Sinclair, he worked for Madison Square Garden as an Executive Consultant dealing with initiatives for their MSG network, Fox Sports New York, Radio City and Arena properties. Prior to that, he was VP Planning, Advertising for Rainbow Media's regional sports channels. He started his career with Rainbow's PRISM/Sports Channel Philadelphia business unit. Mr. Malandra holds a Bachelor of Science degree in Business Administration from Widener University in Pennsylvania and a Masters degree in Business Administration focused in Media Strategy from Manchester Business School in Manchester, England. He is a Certified Management Accountant and a Certified Financial Manager.

        Daniel P. Mellon has served as Group Manager since 2006. From 2005 to 2006, he served as General Manager for our Columbus stations and as General Manager of our Sacramento station from 2001 to 2005. From 1998 to 2001, he was General Manager for our Minneapolis station. From 1994 to 1998, Mr. Mellon served as Director of Sales and as National Sales Manager for various CBS television station groups. Prior to that and since 1985, Mr. Mellon worked for several companies where he served as Sales Manager and Account Executive. Mr. Mellon holds a Bachelor of Business Administration degree from Pace University in New York.

        Paul E. Nesterovsky has served as Vice President / Tax since August 2011. Prior to that and from 2006, he served as Tax Director. From 2003 to 2005, he served as Corporate Tax Manager and prior to that he held various roles in the tax department. Prior to joining Sinclair in 1999, Mr. Nesterovsky worked in the tax department of Wolpoff & Co., LLP and the accounting department of Genesis Health Ventures, Inc. Mr. Nesterovsky received his Bachelor of Arts degree in Accounting from Towson University in Maryland and his Master of Science degrees in Taxation and Finance from the University of Baltimore. Mr. Nesterovsky is a Certified Public Accountant and is a member of the Tax Executives Institute and the American Institute of Certified Public Accountants.

        Delbert R. Parks, III has served as Senior Vice President / Operations and Engineering since December 2013. Prior to that, he served as Vice President / Engineering and Operations of Sinclair Television Group, Inc. since 1996. From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV in Baltimore, Maryland and Sinclair. He has held various operations and engineering positions with us for the last 40 years. He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television operations, Internet activity, information management systems, and infrastructure. Mr. Parks is a member of the Society of Motion Picture and Television Engineers and the Society of Broadcast Engineers. He is on the Board of Directors of the Baltimore Area Council of the Boy Scouts of America and has been active in the scouting program with his son. Mr. Parks is also a retired Army Lieutenant Colonel who has held various commands during his 26-year reserve career.

        David F. Schwartz has served as Vice President / Sales since June 2010. From 2007 to June 2010, he served as Director of Sales for Sinclair. Prior to that and from 2004, he was General Manager of Sinclair's WSMH-TV in Flint, Michigan. From 2002 to 2004, Mr. Schwartz was Vice President and Director of Sales for Transit Television Network. From 1996 to 2001, he served as Vice President and Director of Sales for WRBW-TV in Orlando, Florida. Prior to that Mr. Schwartz held various positions at the National Rep firms, Seltel and Petry, including 10 years as Senior Vice President / Director of Sales for Seltel.

        John T. Seabers has served as a Group Manager since January 2012 and as General Manager of WOAI-TV in San Antonio, Texas since December 2012. Prior to that, he served as General Manager for KABB-TV and KMYS-TV in San Antonio, Texas since 1999. Prior to that, he held various sales management positions for the NBC station in the market, including General Sales Manager, National Sales Manager and Local Sales Manager. Mr. Seabers has over 30 years of experience in media sales, of which 28 years have been in television.

        Darren J. Shapiro has served as Group Manager for our Portland, Maine and Lexington, Kentucky properties since November 2013. Mr. Shapiro has been in the broadcast industry for over thirty years. He started with Sinclair Broadcast Group in 1989 as a Corporate National Sales Manager and has held multiple management titles during his tenure. In addition to his Group Manager responsibilities, Mr. Shapiro oversees our company's New Business Development efforts. He has been Director of New Business Development since 2007. Prior to that, from 2001 to 2007 he served as Vice President / Sales and from 2000 to 2001, he served as Director of Internet Sales. From 1999 to 2000 he served as New Business Development Manager and prior to that he served as General Sales Manager and Local Sales Manager for WBFF-TV, our flagship FOX affiliate in Baltimore, Maryland from 1993 to 1999. From 1989 to 1993 Mr. Shapiro served as Corporate National Sales Manager for our station group. Prior to that, he was a Senior Account Executive for Seltel, Inc. in New York City. Mr. Shapiro holds a Bachelor's degree in Economics from the University of Rochester.

        Gregg L. Siegel has served as Vice President / National Sales since June 2001. Prior to that time, he worked as Director of Business Development, Strategic Sales Manager and a Regional Sales Manager on a multiple market basis, since starting with us in 1994. He has held several sales and management positions with National Sales Representation Firms, having started his television sales career in 1982 with Avery-Knodel as a marketing associate. Mr. Siegel holds a Bachelor's degree in Communications and Marketing from the University of Arizona.

        Jonathan D. Spaet has served as Vice President / Network Sales and Development since January 2014. Prior to that, he served as Senior Director, Advanced Advertising at Viamedia since 2010. Prior to that and from 2008, he was Executive Vice President, North American Sales for Vault.com. From 2004 to 2008, Mr. Spaet served as Vice President, General Manager for Time Warner Cable. Prior to that, Mr. Spaet served in various management roles including Vice President, Ad Sales for Westwood One/Metro Networks; President, USA Networks Ad Sales; President, Ad Sales at About.com; Vice President at NBC Cable; and Local Sales Manager for the Tribune Company. He received his Bachelor of Science degree in Finance/International Business and his Masters in Business Administration from the New York University, Leonard N. Stern School of Business.

        Donald H. Thompson has served as Senior Vice President / Human Resources since December 2013. Prior to that, he served as Vice President / Human Resources since November 1999 and prior to that as Director of Human Resources from September 1996. Prior to joining us, Mr. Thompson was the Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C. Mr. Thompson holds a Bachelor's Degree in Psychology and a Certificate in Personnel and Industrial Relations from University of Maryland, and a Masters of Science in Business / Human Resource & Behavioral Management and a Master of Business Administration from Johns Hopkins University. Mr. Thompson is a member of the Society for Human Resource Management.

        Thomas I. Waters, III has served as Vice President / Purchasing since November 2002. From 2000 to 2002, he served as Director of Purchasing & Administration. From 1996 to 2000, Mr. Waters was Director of Purchasing. Before joining us, Mr. Waters served as the Purchasing Manager for NaturaLawn of America. Mr. Waters holds a Bachelor of Science degree in Business Administration from the University of Baltimore, was President of the Baltimore-Washington Business Travelers Association and formerly served on the Board of Directors of the National Association of Purchasing Managers-Maryland chapter.

        Andrew H. Whiteside has served as Vice President of Dielectric, LLC, a wholly owned subsidiary of Sinclair Broadcast Group since June 2013. He has also served as General Manager of Acrodyne Technical Services, LLC, another wholly owned subsidiary of Sinclair, since 2009. Prior to joining Sinclair, Mr. Whiteside held the position of Vice President of Engineering at Acrodyne Industries as well as Vice President of Engineering for Thomson Broadcast, Inc. Mr. Whiteside graduated with a Bachelor of Science degree, with Honours, from the Imperial College of Science and Technology, London University. During his career he has led several design teams bringing advanced technology to the broadcast transmitter industry as well as authoring numerous papers and articles on transmitter technology.

CORPORATE GOVERNANCE

        Board of Directors and Committees.    In 2013, the Board of Directors held a total of seven meetings. All directors attended at least 67% of the meetings of the Board of Directors and all committees of the Board of Directors on which he served. All directors attended the Annual Meeting held on June 6, 2013. It is the Board's policy that the directors should attend our annual meeting of shareholders, absent exceptional cause.

        Since the retirement of Basil A. Thomas, the Board of Directors has consisted of seven members. The committees of the Board of Directors include an Audit Committee and a Compensation Committee and from time to time special committees formed by the Board of Directors as may be necessary.

        Board Leadership Structure and Risk Oversight.    David D. Smith serves as both the Chairman of the Board of Directors and the President and Chief Executive Officer. The Chief Executive Officer's performance is reviewed annually by the Compensation Committee, which reports results to the Board of Directors. The Compensation Committee consists of three directors, all of whom are independent pursuant to the Nasdaq Stock Market rules (the Nasdaq listing requirements). The Board of Directors appoints an independent director to preside over special committee meetings; however, no lead independent director of the Board of Directors exists. The Company deems this leadership structure appropriate for our Controlled Company (see Controlled Company Determination below) as it promotes efficient communication between the Chief Executive Officer and the Board of Directors as well as between the various board committees and the Board of Directors while monitoring effective independent board oversight over the Chief Executive Officer and the Company's risks. While the Company's management is charged with managing the Company's day-to-day risks, the Company's financial risk oversight is primarily conducted by the Audit Committee, which consists entirely of independent directors for purposes of Nasdaq listing requirements and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). The Audit Committee reports financial risk oversight matters to the Board of Directors based on committee assessments and periodic reports from management. The Compensation Committee provides risk oversight concerning our compensation policies and practices. The Board of Directors with the assistance of management is responsible for all other risk oversight measures.

        Risk Assessment of Compensation Policies and Practices.    The Company's primary source of revenue is advertising which it sells to a large variety of customers. The Company does not pay a significant amount of incentive compensation to employees with the ability to take significant risks which could have a material adverse effect on the Company. Incentive compensation is primarily paid to sales personnel who are not executive officers of the Company and do not have the ability or authority to engage in significant risk taking activity. While we pay incentive compensation to certain of our executive officers, it is not significant to the Company as a whole and we believe it is designed to minimize unnecessary risk taking by aligning each executive's interests with those of our shareholders and by emphasizing long-term performance rather than promoting short-term risk taking at the expense of long-term returns. Our sales personnel and executive officers are incentivized to generate revenues and cannot participate in material speculative transactions or put material amounts of capital at risk without Board approval. As a result, the Company's management, in consultation with the Company's Compensation Committee, determined that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect.

        Controlled Company Determination.    Our Board has determined that we are a "Controlled Company" for purposes of the Nasdaq listing requirements. A "Controlled Company" is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq listing requirements do not apply to a "Controlled Company," including requirements that: (1) a majority of its board of directors must be comprised of "independent" directors as defined in the Nasdaq listing requirements; and (2) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of

Directors has determined that we are a "Controlled Company" based on the fact that the Smith brothers hold more than 50% of our voting power and are parties to a stockholders' agreement that obligates them to vote for each other as candidates for election to the Board of Directors. The Smith brothers have been our executive officers and/or directors at all times since we became a publicly traded company in 1995. Currently, David D. Smith, Frederick G. Smith and J. Duncan Smith are executive officers and directors and Robert E. Smith is a director.

        Director Independence.    The Board has determined that Messrs. McCanna, Keith and Leader have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that they otherwise meet the independence criteria under the Nasdaq listing requirements. The Board has also determined that Messrs. McCanna, Keith and Leader satisfy the additional independence requirements of Rule 10A-3 under the Exchange Act, enabling them to serve on the Audit Committee. In making its independence determination, the Board of Directors considered any transactions, relationships and arrangements as required by our independence guidelines. In particular, with respect to each of the most recent completed three fiscal years, the Board evaluated (1) for Mr. Keith, the type and amount of investment advisory services provided by the firm where he serves as an executive officer to our controlling shareholders and family members of our controlling shareholders and (2) for Mr. McCanna, the type and amount of accounting, tax and related services provided by the firm where he served as its managing director, until he retired in July 2009, to our controlling shareholders, family members of our controlling shareholders and entities (other than Sinclair) owned or controlled by our controlling shareholders or family members of our controlling shareholders.

        Pursuant to the Nasdaq listing requirements governing director independence, Basil A. Thomas was not deemed to be independent because of Mr. Thomas's relationship to our outside counsel. Mr. Thomas is the father of Steven A. Thomas, a partner and founder of Thomas & Libowitz, P.A., which serves as our outside counsel. During 2013, 2012 and 2011, Sinclair and its subsidiaries paid fees to Thomas & Libowitz, P.A. that exceeded the limits set forth in the independence criteria under the Nasdaq listing requirements, which precluded the Board from finding Mr. Thomas independent. Mr. Thomas resigned from the Board of Directors on September 26, 2013.

        Audit Committee.    The members of the Audit Committee are Messrs. McCanna, Keith and Leader. The Audit Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Audit Committee formally met six times during the year ended December 31, 2013.

        The Board of Directors has determined that all audit committee members are financially literate under the Nasdaq listing requirements and that Lawrence E. McCanna qualifies as an "audit committee financial expert" as defined by the SEC rules adopted pursuant to the Exchange Act.

        The Nasdaq listing requirements require that audit committees have at least three directors and that all directors be independent, as defined in the Nasdaq listing requirements and Rule 10A-3 under the Exchange Act. The Board has determined that Messrs. McCanna, Keith and Leader meet the independence criteria established in the Nasdaq listing requirements and the Exchange Act.

        The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair including compliance with legal and regulatory requirements, the independent auditors' qualifications and independence and the performance of Sinclair's internal control function. The Audit Committee is responsible for the appointment of Sinclair's independent auditors, whose appointment may be ratified by the shareholders. The Audit Committee oversees all of our internal controls and risk management policies and meets with our independent auditor and management regarding our internal controls and other matters. The Audit Committee is responsible for reviewing compliance with Sinclair's ethics policy and has established procedures for the receipt, retention and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair's employees of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for approving or ratifying related person transactions pursuant to Sinclair's related person transaction policy. This policy is described in this proxy statement under the caption Related Person Transactions.

        Compensation Committee.    Nasdaq listing requirements require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors. As a "Controlled Company," however, we are not subject to this listing requirement and, as a result, the Board of Directors has determined that notwithstanding Mr. Thomas' failure to meet the independence definition in the Nasdaq listing requirements for 2013, it was in our best interest and the best interest of our shareholders that Mr. Thomas served on the Compensation Committee. The other members of the Compensation Committee were, and today the Compensation Committee consists entirely of, Messrs. McCanna, Keith, and Leader, all of whom meet the independence criteria established by the Nasdaq listing requirements. These independent directors also meet the criteria to be outside directors under Section 162(m) of the Internal Revenue Code of 1986 ("Section 162(m)") and are responsible for compensation intended to qualify as "performance-based compensation" exempt from the $1 million deduction limit under Section 162(m). Although the Compensation Committee does not have a written charter, the Compensation Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, administering our equity incentive plans, recommending for inclusion in this proxy statement the Compensation Discussion and Analysis which is included in this proxy statement, preparing the compensation committee report required by SEC rules which is included in this proxy statement, and making other recommendations to the Board of Directors. The Compensation Committee formally met six times during the year ended December 31, 2013.

        Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each named executive officer's operational abilities, leadership skills, and potential to contribute to long-term shareholder value. The Compensation Committee provides risk oversight concerning our compensation policies and practices for executive officers. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Our President and Chief Executive Officer, David D. Smith, and our Executive Vice President and Chief Operating Officer, David B. Amy, consult with the Compensation Committee on appropriate compensation for executive officers other than themselves. In addition, our Senior Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations. The Compensation Committee does not use outside consultants to set compensation.

        Director Nominations.    The Board does not have a standing nominating committee and there is no formal nominating committee charter, although the Board has adopted a resolution addressing the director nominations process. Instead, the directors who are determined to be "independent" under the Nasdaq listing requirements perform the functions of a nominating committee. The Board believes it is appropriate not to maintain a standing nominating committee primarily because the relatively small number of independent directors on the Board makes it unnecessary to separate the nominating function into a committee structure.

        Our independent directors are primarily responsible for identifying and recommending nominees to the Board of Directors for approval of membership on the Board. The independent directors' primary responsibilities in recommending nominees are to: (1) establish criteria for the selection of new directors to become members of the Board, which criteria shall be approved by the Board; (2) lead the search for and identify individuals qualified to become members of the Board and conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible nominees; (3) consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interest of all shareholders; (4) consider recommendations for director nominees from current directors and executive officers, shareholders and other parties they deem appropriate; (5) have the authority to retain and terminate a search firm to identify director candidates at our expense; (6) determine each proposed nominee's qualifications for service on the Board; (7) consult with the President and Chief Executive Officer and Chairman of the Board during the process of identifying director nominees; and (8) identify and recommend annually, or as vacancies or newly created positions occur, director nominees for approval by the Board of Directors. Further, while the Board has no formal diversity policy, the independent directors regularly review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes, diverse perspectives and personal and professional backgrounds for service as one of our directors.

        The independent directors will consider nominees proposed by shareholders. Although there is no formal policy regarding shareholder nominees, the Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on an assessment of the individual's background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. To recommend a prospective nominee for consideration, shareholders should submit the candidate's name, contact information, biographical material and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. For more information regarding nominating a director, see Shareholder Proposals.

        Interested Party Communication with the Board.    Shareholders and other parties interested in communicating directly with the Board, any Board committee or any Director, may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

        Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

        Shareholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are Messrs. Keith, Leader and McCanna. None of the members of our Compensation Committee at any time has been one of our officers or employees.

        The following executive officers are directors of other entities that have a director or executive officer who is on our Board of Directors. David D. Smith, Frederick G. Smith and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, are directors and/or executive officers of other various companies controlled by them, including Cunningham Communications, Inc., Keyser Investment Group, Inc., Gerstell Development, LP and Sinclair Relief Fund. Frederick G. Smith and J. Duncan Smith also control Beaver Dam, LLC along with Robert E. Smith. Barry M. Faber is an executive officer of Sinclair and a director of The Sinclair Relief Fund. David B. Amy is an executive officer of Sinclair and Chairman of the Board of Managers of Alarm Funding Associates, LLC and a member of the Board of Managers of Triangle. Additionally, David D. Smith is on the Board of Managers of Alarm Funding Associates, LLC. See Related Person Transactions for additional information regarding the previously mentioned executive officers and directors.

        Mr. Thomas is the late father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, P.A. In 2013, fees paid to Thomas & Libowitz, P.A. were $1.6 million.

        During 2013, none of the named executive officers participated in any final deliberations of our Compensation Committee relating to compensation of the named executive officers.

DIRECTOR COMPENSATION FOR 2013

        The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2013.

Name(a)	Fees Earned or Paid in Cash	Stock Awards(b)	All Other Compensation		Total
Robert E. Smith(c)	$49,000	$151,875	$—	&zwsp; (c)	$200,875
Daniel C. Keith	80,500	151,875	—		232,375
Martin R. Leader	74,500	151,875	—		226,375
Lawrence E. McCanna	82,000	151,875	—		233,875
Basil A. Thomas(d)	53,000	151,875	—		204,875

(a)
Compensation for David D. Smith, our Chairman of the Board, President and Chief Executive Officer, is reported in the Summary Compensation Table included in this proxy statement. Frederick G. Smith and J. Duncan Smith are omitted from this table, as they serve as executive officers, but are not named executive officers and do not receive additional compensation for services provided as directors.

(b)
On the date of our annual meeting, each non-employee director received a grant of 6,250 shares of Class A Common Stock pursuant to the 1996 Long-Term Incentive Plan for services rendered during the preceding year. The amount presented represents the grant date fair value of the stock award computed in accordance with Financial Accounting Standards (FASB) Accounting Standards Codification (ASC) Topic 718. As of December 31, 2013, Robert E. Smith holds 5,000 unexercised outstanding stock options. None of the other directors have outstanding stock options. All stock options are immediately exercisable and all stock awards are unrestricted and fully vested upon issuance.

(c)
Robert E. Smith is a participant in our company sponsored health care plan. Mr. Smith pays standard premiums pursuant to the plan, however, unlike a typical company participant, he is required to reimburse the Company for any health care costs in excess of $100,000. During 2013, Mr. Smith's health care costs did not exceed $100,000, nor did they exceed the premiums he paid; therefore, we did not have to pay for any costs.

(d)
Compensation for Basil A. Thomas covers the period of his service from January 1, 2013 through his resignation on September 26, 2013.

        Non-employee directors receive $35,000 and a grant of 6,250 shares of Class A Common Stock issued on the date of our annual meeting of shareholders, for their services as a director. The Audit Committee Chairman receives an additional $7,500 annually and the Compensation Committee Chairman receives an additional $6,000 annually. Non-employee directors also receive $2,000 for each Board of Directors meeting attended, $2,500 for each audit committee meeting and special committee meeting, if any, attended and $1,500 for each compensation committee meeting attended. We reimburse our directors for any business related travel expenses.

 COMPENSATION DISCUSSION AND ANALYSIS

        Introduction.    In this section, we discuss certain aspects of our compensation program as it pertains to our President and Chief Executive Officer (CEO), our Executive Vice President / Chief Financial Officer (CFO), our Vice President / Chief Operating Officer (COO), our Executive Vice President / General Counsel and our Senior Vice President / Corporate Finance / Treasurer in 2013. These individuals represent our principal executive officer, our principal financial officer and our three other most highly compensated executive officers during 2013. We refer to these five persons throughout this proxy statement as the "named executive officers." Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

        We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Our Board of Directors has established a Compensation Committee that is responsible for establishing and administering our named executive officers' and other key employees' compensation. The Compensation Committee consists of three non-employee directors, all of whom are independent under the Nasdaq listing requirements.

        General Philosophy, Objectives and Design.    We believe that our people are our most valuable resource and that the dedication and quality of our named executive officers are vital to the long-term interests of our shareholders. We have established a compensation program for our executive officers that is competitive and designed to support our strategic goals. The primary objectives of our compensation program are to attract and retain the best available people while efficiently utilizing available resources, to enhance the executive officers' overall performance, to align the long-term interests of our executive officers with those of our shareholders, to improve our overall business performance and to reward individual performance. This is accomplished through a combination of base salary, long-term incentive compensation and cash bonus designed to be competitive with comparable employers in the television broadcast industry. The Compensation Committee considers both the Company's overall performance and the individual's performance when setting compensation levels. However, there are no set guidelines or policies outlining the weight of each, as the Compensation Committee assesses each factor at its discretion.

        Shareholder Say on Pay Considerations.    In 2011, we submitted an advisory vote on our executive compensation to our shareholders (also known as "Say on Pay") for the first time. Approximately 94% of our shareholders that voted approved our executive compensation. Our Board and our Compensation Committee considered the strong voting results as a shareholder endorsement of our executive compensation policies and practices, and we intend to continue to emphasize our pay-for-performance compensation philosophy that aligns long-term interests of our executives with those of our shareholders.

        Compensation Process.    Each year, the Compensation Committee reviews the prior performance of each executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each executive officer's operational abilities, leadership skills, and potential to contribute to long-term shareholder value. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Our President and Chief Executive Officer, David D. Smith, and our Executive Vice President and Chief Operating Officer, David B. Amy, consult with the Compensation Committee on appropriate compensation for executive officers other than themselves. In addition, our Senior Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations. In determining the amount of executive officer compensation each year, the Compensation Committee reviews competitive market data from the broadcast and media industry as well as other similarly sized companies comparable to us, including those companies we have determined to be in our peer group. The Compensation Committee does not benchmark executive officer compensation against competitive market data or our peer group. However, when determining the levels of base salary, cash bonuses and equity awards of our executive officers, our Compensation Committee uses market data in combination with an analysis of other factors including company and individual performance and executive officer responsibilities.

        For 2013, the Compensation Committee determined that our peer group consisted of the following companies in our industry:

• Gray Television, Inc. • LIN TV Corp. • Belo Corporation • Scripps Networks Interactive	• Meredith Corporation • Nexstar Broadcasting Group, Inc. • Media General, Inc.

        In addition, the Compensation Committee considers information from salary surveys to evaluate compensation for similar positions taking into account geographic location and the companies' revenue size. These surveys included CompAnalyst / Kenexa, Towers Watson and Mercer reports. While we review these surveys, we do not formally engage outside compensation consultants.

        All final compensation decisions regarding executive officers are made by the Compensation Committee with the exception that decisions regarding "performance-based compensation under Section 162(m)" and all compensation decisions for Mr. David D. Smith, Mr. Frederick G. Smith and Mr. J. Duncan Smith are made by the independent directors serving on the Compensation Committee.

        Primary Elements of Compensation.    We provide a competitive mix of compensation elements that align executive officer compensation with shareholder value. Our compensation program includes both short and long-term compensation in the form of base salary, long-term incentive compensation and cash bonus as discussed below. We believe that these compensation components provide an appropriate mix of fixed and variable pay, balances short-term operation performance with long-term shareholder value and encourages executive recruitment and retention, which aligns with our compensation philosophy and objectives.

        Base Salary.    Base salaries are not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience. Base salary is designed to provide competitive levels of compensation to our executive officers based upon their experience, professional status, accomplishments, duties and scope of responsibility. As noted above under Compensation Process, also taken into consideration when establishing base salaries are salaries paid by our competitors for similar positions within the television broadcast industry as well as salaries paid by companies outside of our industry for comparable positions. In addition to market comparisons, the Compensation Committee considers individual performance when determining base salary.

        Long-Term Incentive Compensation.    Our compensation program includes long-term incentive compensation, paid in the form of restricted stock awards made in Class A Common Stock, stock-settled appreciation rights (SARs), stock options, and Special Longevity Bonus awards payable in cash to certain executive officers at future dates pursuant to their respective employment agreements. We have elected to pay long-term incentive compensation in order to provide an incentive for our executive officers to provide strong returns to our shareholders, to better align the interests of our executive officers with those of our shareholders, to continue long-term leadership in the service of the Company and to ensure a competitive compensation program given the market prevalence of equity compensation.

        Our restricted stock awards are granted pursuant to the Company's 1996 Long-Term Incentive Plan (the LTIP) and are time-based awards requiring the executive officer to remain employed by the Company in order for the restricted stock to vest, which is generally over two years.

        SARs granted pursuant to the LTIP, have a 10-year term and are fully vested upon grant. Upon exercise of SARs, the holder would receive a number of shares of Class A Common Stock, equal in value to the difference between the SARs' base value and the per share closing price of the Company's Class A Common Stock on the date of exercise for the number of SARs being exercised.

        When granting equity awards, consideration is given to company and employee performance, but awards are made at the discretion of the Compensation Committee under no objective guidelines. Grants of equity awards are valued only at the closing price of our stock on the date of grant. We try to make grants of equity awards at times when they will not be influenced by scheduled releases of information or while we otherwise do not possess material, non-public information, but we have no formal policy as to the timing of equity grants.

        Stock options that may be issued pursuant to the LTIP have a 10-year term have exercise prices equal to the fair value of the Class A Common Stock on the date of grant, and may or may not have certain vesting conditions.

        Effective November 2011, certain executive officers became entitled to a Special Longevity Bonus, as defined in their respective employment agreements, providing for a single lump sum cash payment due to the executive officer at a specified future date. These Special Longevity Bonuses are time-based awards requiring the executive officer to remain employed by the Company in order to receive the bonus payments over periods ranging from three to seven years.

        Cash Bonus.    Our compensation philosophy is to primarily award cash bonuses to those that have a direct influence on our ongoing revenue and television operating performance. Based on this criteria, in early 2013, the Compensation Committee determined that Mr. Marks, overseeing operations of certain television stations, and CEO would be eligible to receive a performance-based cash bonus for 2013 performance. The purpose of our COO's and CEO's cash bonus is to promote the attainment of specific financial goals and reward achievement of those goals. We favor an objective approach when measuring the cash bonus. The Compensation Committee determines at its discretion the maximum bonus amounts paid.

        The CEO is eligible for a quarterly cash bonus. For 2013, the CEO was eligible for maximum quarterly bonuses of $250,000 for each of the first, second, third and fourth quarters and was dependent on the generation of certain television broadcast cash flow (BCF) targets. The COO's cash bonus is categorized into two components: a quarterly cash bonus and an annual cash bonus. For 2013, the COO was eligible for maximum quarterly bonus amounts of $29,880 per quarter and for a maximum annual bonus of $300,000, dependent on the generation of certain BCF targets. Additionally, the COO was eligible for maximum quarterly bonus amounts of $3,320 per quarter, dependent upon the generation of certain digital interactive / internet revenue targets. BCF is a non-GAAP measure reflective of our television assets' operating performance. We believe this measure best captures our CEO's and our COO's influence over our revenue and television operating performance. In the event that certain events take place that were not contemplated at the time the targets were determined, the Compensation Committee can adjust the targets to exclude the effect of these events. Examples of such events include acquisitions, dispositions and changes in accounting rules. In addition, we target the amount of BCF used in individual bonus determinations at amounts commensurate with the executive's sphere of influence. BCF is calculated as GAAP operating income plus corporate general and administrative expenses, stock-based compensation, depreciation and amortization, impairments, other operating divisions expenses and other non-cash charges less other operating divisions' revenues, non-cash revenue and cash film payments.

        The CEO's and COO's quarterly bonus is paid on a sliding scale. If actual quarterly BCF is equal to or in excess of the targeted quarterly BCF for a particular quarter, then 100% of the maximum quarterly bonus attributable to BCF is paid. For any particular quarter, if actual quarterly BCF is between 95% and 99.9% of budgeted quarterly BCF, then 25% to 95% of the maximum quarterly bonus is paid as follows:

Percentage Achievement of Budgeted BCF	Payout % of Maximum Quarterly Bonus for BCF
95 - 95.9%	25%
96 - 96.9%	40%
97 - 97.9%	65%
98 - 98.9%	80%
99 - 99.4%	90%
99.5 - 99.9%	95%

        If actual quarterly BCF is less than 95% of budgeted BCF, then no quarterly bonus is paid. However, included in the cash bonus is an annual bonus catch-up provision. If at the end of the year, the annual actual BCF is greater than the annual targeted BCF and the fourth quarter's actual quarterly BCF is greater than 95% of such quarter's targeted quarterly BCF, an annual bonus calculation is determined using the quarterly percentage achievement targets and a corresponding quarterly payout percentage. Any excess in the annual bonus calculated over the quarterly bonuses paid will also be paid. For 2013, the CEO's targeted BCF for the first, second, third and fourth quarters were $99.9 million, $115.3 million, $105.1 million and $128.9 million, respectively. During 2013, actual BCF relative to the CEO exceeded targeted BCF for all quarters and therefore, 100% of the maximum of each quarterly bonus related to the achievement of the target BCF was paid. For 2013, the COO's targeted BCF, which is adjusted for certain revenue and expense items for which the COO does not have direct responsibility or influence over, for the first, second, third and fourth quarters was $49.6 million, $59.7 million, $49.4 million and $72.9 million, respectively. The COO exceeded targeted BCF for all quarters and therefore, 100% of the maximum of each quarterly bonus was paid as well as an annual bonus related to the achievement of the targeted BCF, totaling $179,520. Additionally, for 2013, the COO's exceeded the targeted digital interactive/internet revenues all four quarters and thus 100% of the maximum of the quarterly digital interactive/internet bonus was paid, totaling $13,280.

        Retirement Plans.    Our compensation program includes retirement plans designed to provide income following a named executive officer's retirement. Our executive officers can participate in The Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust (the 401(k) Plan). Contributions made to the 401(k) Plan are matched by the Company, typically in the form of our Class A Common Stock. The match is discretionary and typically equal to 50% of elective deferrals, up to 4% of each executive officer's total cash compensation subject to Internal Revenue Service regulations. In addition, the Compensation Committee has the ability to make additional discretionary contributions to the 401(k) Plan for the benefit of all employees including executive officers. Calculations of targeted overall compensation for executive officers do not include the benefits expected to be received under the 401(k) Plan. Executive officers participate in the 401(k) Plan on the same terms as all other employees.

        Perquisites and Other Benefits.    Perquisites and other benefits represent a minimal amount of the executive officers' compensation. The Compensation Committee annually reviews the perquisites that executive officers receive. The primary perquisites for executive officers are tickets to sporting events and certain business entertainment events and related expenses.

        Executive officers also participate in our other benefit plans on the same terms as all other employees. These other plans include medical, dental and vision insurance, disability and life insurance and the employee stock purchase plan.

        Employment Agreements.    We do not have an employment agreement with David D. Smith, President and Chief Executive Officer. Below is a description of the employment agreements we have entered into with our other named executive officers:

          In September 1998, we entered into an employment agreement with David B. Amy, Executive Vice President and Chief Operating Officer, which was amended and restated in November 2011. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Amy at any time, with or without cause. The severance payment due upon termination without cause or for good reason is equal to the current base salary through the end of the month in which termination occurs plus one additional month's base salary and any unutilized vacation time accrued through the termination date. Mr. Amy received a base salary for 2013 of $753,000. Further, effective November 2011, Mr. Amy is entitled to a Special Longevity Bonus, as defined in the agreement, providing for a single lump sum cash payment of $3,000,000 due at the earlier of the September 25, 2014, upon change-in-control or termination of employment by the Company without cause or by the employee with good reason. Additionally, upon termination of employment as a result of death or disability, a percentage of the Special Longevity Bonus will be paid, determined by the total cumulative days of service divided by total days of service that would have been provided through September 25, 2014. The agreement also contains non-competition and confidentiality restrictions on Mr. Amy.

          In February 1997, we entered into an employment agreement with Steven M. Marks, COO of Sinclair Television Group, Inc., which was amended and restated in November 2011. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Marks at any time, with or without cause. The severance payment due upon termination without cause or for good reason is equal to the current base salary through the end of month in which termination occurs plus one additional month's base salary and any unutilized vacation time accrued through the termination date. Mr. Marks received a base salary for 2013 of $825,000. Further, effective November 2011, Mr. Marks is entitled to a Special Longevity Bonus, as defined in the agreement, providing for a single lump sum cash payment of $2,750,000 due at the earlier of the November 19, 2018, upon change-in-control or termination of employment by the Company without cause or by the employee with good reason. Additionally, upon termination of employment as a result of death or disability, a percentage of the Special Longevity Bonus will be paid, determined by the total cumulative days of service divided by total days of service that would have been provided through November 19, 2018. The agreement also contains non-competition and confidentiality restrictions on Mr. Marks.

          In August 2004, we entered into an employment agreement with Barry M. Faber, Executive Vice President and General Counsel, which was amended and restated in November 2011. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Faber at any time, with or without cause. The severance payment due upon termination without cause or for good reason is equal to the current base salary through the end of month in which termination occurs plus one additional month's base salary and any unutilized vacation time accrued through the termination date. Mr. Faber received a base salary for 2013 of $725,400. Further, effective November 2011, Mr. Faber is entitled to a Special Longevity Bonus, as defined in the agreement, providing for a single lump sum cash payment of $2,500,000 due at the earlier of the September 3, 2016, upon change-in-control or termination of employment by the Company without cause or by the employee with good reason. Additionally, upon termination of employment as a result of death or disability, a percentage of the Special Longevity Bonus will be paid, determined by the total cumulative days of service divided by total days of service that would have been provided through September 3, 2016. The agreement also contains non-competition and confidentiality restrictions on Mr. Faber.

          In March 2001, we entered into an employment agreement with Lucy A. Rutishauser, Vice President / Corporate Finance / Treasurer. The agreement does not provide for any payments to Ms. Rutishauser upon termination. The agreement does not have any specified termination date and we have the right to terminate the employment of Ms. Rutishauser at any time, with or without cause. Ms. Rutishauser received a base salary for 2013 of $334,700. The agreement also contains non-competition and confidentiality restrictions on Ms. Rutishauser.

        Accounting and Tax Consideration.    Section 162(m) of the Internal Revenue Code of 1986 (Section 162 (m)), does not allow publicly held companies to obtain tax deductions for compensation of more than $1.0 million paid in any year to any employee who is treated as a "Covered Employee" unless such payments are "qualified performance-based" as defined by the applicable treasury regulations. "Covered Employee" definition, as amended by Notice 2007-49, includes the Company's CEO and any of the Company's three other most highly compensated executive officers (other than the CEO and the CFO) who are employed as of the end of the year. Exceptions are made for qualified performance-based compensation awarded by the Compensation Committee, among other things. Under the tax rules, the Compensation Committee must be comprised solely of two or more outside directors. In 2010, we received shareholder approval of certain performance criteria and other award terms for a qualified performance-based incentive program intended to preclude the deduction limitation requirements pursuant to Section 162(m) meeting of shareholders. While the Compensation Committee considers the Section 162(m) exceptions and desires to meet the requirements of Section 162(m) for deductibility when appropriate and consistent with the compensation goals, not all compensation paid to our executive officers may qualify for tax deductibility. Further, because of ambiguities and uncertainties under Section 162(m), we cannot give any assurance that compensation that we intend to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

        As a general matter, we determine and implement compensation elements based on their alignment with our compensation philosophy and objectives and not based on any unique or preferential accounting or tax treatment.

        Executive Compensation Actions After December 31, 2013.    For 2014, compensation was set by the Compensation Committee as follows:

Name	Base Salary	Maximum Total Quarterly Bonus	Maximum Annual Bonus
David D. Smith	$1,000,000	$1,000,000	$—
David B. Amy	850,000	—	—
Steven M. Marks	850,000	136,800	436,800
Barry M. Faber	750,000	—	—
Lucy A. Rutishauser	345,000	—	—

        The Compensation Committee also granted restricted stock awards to named executive officers, except Mr. David D. Smith, in accordance with the discussion under "Long-Term Incentive Compensation" above. Messrs. Amy, Marks, Faber and Ms. Rutishauser were granted restricted stock awards of 20,000, 4,000, 8,000 and 2,500 shares, respectively. Additionally, the Compensation Committee granted Mr. David Smith 200,000 SARs.

        In March 2014, we entered into an employment agreement with Christopher Ripley, joining the Company effective April 1, 2014 as Chief Financial Officer, replacing Mr. Amy, who was promoted to Chief Operating Officer of the Company. Mr. Ripley will be entitled to an initial annual base salary of $750,000, subject to annual increases as determined by the Company's Compensation Committee, and he will have the right to earn an annual performance bonus at the discretion of the Company's Compensation Committee (the "Performance Bonus"). Provided his employment has not been earlier terminated, and subject to a limit on the total cumulative intrinsic value realized of $20 million, on December 31 of each of his first eight years of employment, beginning with 2014, Mr. Ripley will receive immediately exercisable options to purchase 125,000 shares of the Company's Class A Common Stock. Any such options will be governed by the Company's 1996 Long Term Incentive Plan, as amended, or any successor plan. Mr. Ripley's employment agreement provides that in the event his employment is terminated by the Company without cause or by Mr. Ripley for good reason (as such terms are defined therein), in either case prior to December 31, 2015, he would be entitled to a payment equal to two times the sum of (i) his annual base salary, (ii) the Performance Bonus payable to him for his 2014 services (or, if termination occurs prior to the determination of his eligibility for a Performance Bonus, 50% of his annual base salary), and (iii) the value of the stock options that were, or would have been, granted to him on December 31, 2014. In the event any such termination occurs after December 31, 2015, Mr. Ripley will be entitled to a payment equal to the sum of (i) his annual base salary, (ii) the average of any Performance Bonuses paid to him for the two calendar years immediately preceding the effective date of the termination, and (iii) the value of the stock options received by him on the immediately preceding December 31.

        Effective January 1, 2014, we established a nonqualified benefit plan provided to a select group of highly compensated employees as determined by the Company. The plan is a voluntary program that allows participants to defer eligible compensation for a minimum of five years up or up normal retirement age, and make investments elections for the deferred compensation.—Employees may defer up to 80% of their compensation and/or 100% of certain bonuses. Participants may receive an employer discretionary match on their deferral, or other discretionary employer contributions. Elective deferrals are 100% vested upon contribution. Any employer discretionary contributions vest in increments of 25% each year of service, and is fully vested after 4 years of service, with all prior service credited towards vesting, or upon disability, death, or attainment of age 65.

Compensation Committee Report

        The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

        The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in or incorporated by reference into the Company's annual report on Form 10-K and the Company's proxy statement on Schedule 14A.

Compensation Committee
Daniel C. Keith, Chairman Martin R. Leader Lawrence E. McCanna

Summary Compensation Table for 2013, 2012 and 2011

        The following table sets forth certain information regarding compensation for services rendered in all capacities during the year ended December 31, 2013 by our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (a)	Annual bonus (b)	Option Awards (c)	Non-equity Incentive Plan Compensation (d)	All Other Compensation	Total
David D. Smith,	2013	$1,000,000	$—	$—	$3,155,000	$1,000,000	$—	$5,155,000
President and Chief	2012	1,000,000	—	—	1,952,000	1,000,000	—	3,952,000
Executive Officer	2011	1,000,000	—	—	2,181,000	1,000,000	—	4,181,000
David B. Amy,	2013	753,000	710,500	—	—	—	—	1,463,500
Executive Vice President and	2012	716,056	292,000	25,000	—	—	—	1,008,056
Chief Operating Officer(e)	2011	695,200	241,400	—	—	—	—	936,600
Steven M. Marks,	2013	825,000	284,200	—	—	192,800	—	1,302,000
Vice President / Chief	2012	784,088	140,160	—	—	422,255	—	1,346,503
Operating Officer	2011	761,250	120,700	—	—	72,752	—	954,702
Barry M. Faber,	2013	725,400	710,500	—	—	—	—	1,435,900
Executive Vice	2012	689,585	292,000	25,000	—	—	—	981,585
President / General Counsel	2011	669,500	241,400	—	—	—	—	910,900
Lucy A. Rutishauser,	2013	334,700	284,200	—	—	—	—	618,900
Senior Vice President /	2012	318,270	93,440	15,000	—	—	—	411,710
Corporate Finance / Treasurer	2011	309,000	120,700	—	—	—	—	429,700

(a)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted in 2013, 2012 and 2011. For further information regarding assumptions made in the valuation of stock awards, see Note 3. Stock-Based Compensation Plans to our consolidated financial statements and related footnotes in our 2013 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time.

(b)
Discretionary bonuses were paid in 2013 for 2012 performance.

(c)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of SARs granted in 2013, 2012 and 2011. For further information regarding assumptions made in the valuation of stock awards, see Note 3. Stock-Based Compensation Plan to our consolidated financial statements and related footnotes in our 2013 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below.

(d)
Mr. Smith's and Mr. Marks' cash bonus in proportion to salary is dependent on their performance pursuant to the cash bonus calculation as well as market evaluations. See Compensation Discussion and Analysis above for further information.

(e)
Mr. Amy served as the Company's Chief Financial Officer during 2013, 2012, and 2011.

 Grants of Plan-Based Awards for 2013

					All Other Option Awards: Number of Securities Underlying Options	All Other Stock Awards: Number of Shares of Stock		Grant Date Fair Value of Stock and Option Awards (b)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)					Exercise or Base Price of Option Awards
	Grant Date
Name		Threshold	Target	Maximum
David D. Smith	2/05/2013	$250,000	$1,000,000	$1,000,000	500,000	—	$14.21	$3,155,000
David B. Amy	2/05/2013	—	—	—	—	50,000	—	710,500
Steven M. Marks	2/05/2013	33,200	132,800	432,800	—	20,000	—	284,200
Barry M. Faber	2/05/2013	—	—	—	—	50,000	—	710,500
Lucy A. Rutishauser	2/05/2013	—	—	—	—	20,000	—	284,200

(a)
Threshold reflects the minimum payment that Mr. Smith and Mr. Marks are eligible to receive if one quarter's actual BCF exceeds targeted BCF. For Mr. Smith, target and maximum are reflective of quarterly BCF exceeding each respective quarterly targeted BCF in the first, second, third and fourth quarters. For Mr. Marks, target is reflective of each quarterly BCF exceeding each respective quarterly targeted BCF and maximum is reflective of target plus his annual bonus component. For further information regarding Mr. Smith and Mr. Marks' cash bonuses, see the Primary Elements of Compensation—Cash Bonus section of the Compensation Discussion and Analysis above. During 2013, no other named executive officers were eligible to receive non-equity incentive plan awards.

(b)
This column shows the full grant date fair value of restricted stock awards and SARs. Restricted stock award vesting is not dependent on future performance levels, rather it is dependent solely on future employment with the Company. Our common stock's closing price per share on February 5, 2013 (the grant date for all SARs and restricted stock awards) was $14.21. The grant date fair values of the restricted stock and SARs awards were computed in accordance with FASB ASC Topic 718 and do not include estimates for forfeitures. There can be no assurance that the FASB ASC Topic 718 amounts shown in this table will ever be realized by the named executive officer. The SARs awards vested immediately. Restrictions on restricted stock granted in 2013 lapse over two years at 50% and 50%, respectively. For further information regarding restricted stock and SARs awards, see the Primary Elements of Compensation—Long-Term Incentive Compensation section of the Compensation Discussion and Analysis above. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time.

 Outstanding Equity Awards at Fiscal Year End for 2013

        The following table provides certain information about all equity compensation awards held by the named executive officers as of December 31, 2013. All options and SARs held by named executive officers are exercisable.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested(a)
David D. Smith					—		$—
	500,000	(b)	$14.21	02/05/2023
	400,000	&zwsp; (b)	11.68	03/09/2022
	300,000	(b)	12.07	03/22/2021
	200,000	&zwsp; (b)	15.78	04/02/2017
David B. Amy					62,500	(c)	$2,233,125
	—		$—	—
Steven M. Marks					26,000	(d)	$928,980
	—		$—	—
	—		—	—
Barry M. Faber					62,500	&zwsp; (c)	$2,233,125
	—		$—	—
Lucy A. Rutishauser					24,000	&zwsp; (e)	$857,520
	—		$—	—

(a)
Based on closing market price of $35.73 per share on December 31, 2013.

(b)
SARs are fully vested on the grant date

(c)
12,500 shares will vest on March 9, 2014. 25,000 shares will vest on each of February 5, 2014 and 2015.

(d)
6,000 shares will vest on March 9, 2014. 10,000 shares will vest on each February 5, 2014 and 2015.

(e)
4,000 shares will vest on March 9, 2014. 10,000 shares will vest on each February 5, 2014 and 2015.

Option Exercises and Stock Vested

        The following table provides information regarding the exercise of options, includes SARs, and vesting of shares of restricted stock held by the named executive officers during the year ended December 31, 2013.

	Option/SARs Awards		Stock Awards
Name	Number of Securities Underlying Options/SARs Exercised	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(a)
David D. Smith	—	$—	—	$—
David B. Amy	12,500	95,000	22,500	407,013
Steven M. Marks	12,500	23,586	11,000	198,965
Barry M. Faber	—	—	22,500	407,013
Lucy A. Rutishauser	5,000	4,765	9,000	162,635

(a)
Represents the total value realized upon the vesting of restricted shares using the average of the high and low prices of our common stock on the vesting dates.

 Potential Post-Employment Payments and Benefits

        The following table sets forth the potential payments if termination of employment or a change in control for each named executive officer had occurred on December 31, 2013.

Benefits and Payments upon Termination	Termination without cause or for good reason		Termination with cause or without good reason	Change in Control	Death or Disability
David D. Smith	$—		$—	$—	$—
David B. Amy
Severance Payment	$139,647	&zwsp; (a)	$—	$—	$76,897	&zwsp; (b)
Special Longevity Bonus(c)	3,000,000		—	3,000,000	2,925,356
Restricted stock(d)	—		—	2,233,125	2,233,125

Total	$3,139,647		$—	$5,233,125	$5,235,378

Steven M. Marks
Severance Payment	$236,658	(a)	$—	$—	$167,908	(b)
Special Longevity Bonus(c)	2,750,000			2,750,000	2,321,116
Restricted stock(d)	—		—	928,980	928,980

Total	$2,986,658		$—	$3,678,980	$3,418,004

Barry M. Faber
Severance Payment	$202,722	&zwsp; (a)	$—	$—	$142,272	&zwsp; (b)
Special Longevity Bonus(c)	2,500,000		—	2,500,000	2,148,055
Restricted stock(d)	—		—	2,233,125	2,233,125

Total	$2,702,722		$—	$4,733,125	$4,523,452

Lucy A. Rutishauser
Restricted stock(d)	$—		$—	$857,520	$857,520

Total	$—		$—	$857,520	$857,520

(a)
Includes severance payment and accrued vacation as determined in accordance with employment agreement. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(b)
Includes accrued vacation as determined in accordance with employment agreement. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(c)
Represents the Special Longevity Bonus due in accordance with employment agreement. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(d)
Based on closing market price of $35.73 per share on December 31, 2013. Restricted stock immediately vests upon a change in control, death or disability, as defined in the LTIP. In April 2013, the Compensation Committee approved a change to the LTIP such that restricted stock immediately vests upon termination by the Company without cause or by the employee for good reason.

 Equity Compensation Plan Information

        The equity compensation plan information as of December 31, 2013 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(a)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights)(b)
Equity compensation plans approved by security holders	531,784	$13.23	9,020,216
Equity compensation plans not approved by security holders	—	—	—

Total	531,784	$13.23	9,020,216

(a)
The amounts do not reflect 158,500 shares of unvested restricted stock as of December 31, 2013.

(b)
This amount reflects the total shares available for future issuance under the Company's LTIP, which includes the issuance of stock awards, and the Company's Employee Stock Purchase Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act, requires our officers (as defined in the SEC regulations), directors and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        David D. Smith did not file one report on Form 4, reporting the gifting of Class A Common Stock to each of his children's trusts, on a timely basis. The report on Form 4, originally due December 31, 2012, was filed with the SEC on December 31, 2013. Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements except for the Forms 4 mentioned above.

RELATED PERSON TRANSACTIONS

        In January 2007, we adopted a written related person transaction policy. Our related person transaction policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, wherein the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. The Board of Directors has determined that certain transactions falling within the characteristics above do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not deemed to be related person transactions.

        The Audit Committee of the Board of Directors reviews all material related person transactions and may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

        Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the related person transaction are made.

        Prior to the adoption of our related person transaction policy, consistent with the Nasdaq listing requirements and the Audit Committee charter, the Audit Committee reviewed or approved all related person transactions requiring disclosure under SEC regulations to the extent such transactions were entered into or amended since February 2004. Certain of the following transactions were not approved pursuant to the current related person transaction policy because they were entered into before the policy's existence.

        Transactions with our controlling shareholders.    David, Frederick, J. Duncan and Robert Smith (collectively, the controlling shareholders) are brothers and hold substantially all of the Class B Common Stock and some of our Class A Common Stock. We engaged in the following transactions with them and/or entities in which they have substantial interests:

          Leases.     Certain assets used by us and our operating subsidiaries are leased from Cunningham Communications Inc., Keyser Investment Group, Gerstell Development Limited Partnership and Beaver Dam, LLC (entities owned by the controlling shareholders). Lease payments made to these entities were $5.2 million for the year ended December 31, 2013. The lease arrangement related to Beaver Dam, LLC, two lease agreements with Gerstell Development Limited Partnership for building space related to our Pittsburgh and Baltimore stations and a lease agreement with Cunningham Communications Inc. for a tower related to our Baltimore station have been approved pursuant to the current related person transaction policy. The other leases were entered into before the current related person transaction policy was adopted.

          Charter Aircraft.     From time to time, we charter aircraft owned by certain controlling shareholders. We incurred expenses of $0.9 million during the year ended December 31, 2013. Charters have been approved pursuant to the current related person transaction policy.

        Cunningham Broadcasting Corporation.    As of December 31, 2013, Cunningham was the owner-operator and FCC licensee of: WNUV-TV Baltimore, Maryland; WRGT-TV Dayton, Ohio; WVAH-TV Charleston, West Virginia; WTAT-TV Charleston, South Carolina; WMYA-TV Anderson, South Carolina; WTTE-TV Columbus, Ohio; WDBB-TV Birmingham, Alabama; WBSF-TV Flint, Michigan; and WGTU-TV/WGTQ-TV Traverse City/Cadillac, Michigan (collectively, the Cunningham Stations) and WYZZ Peoria/Bloomington, IL.

        During 2013, the estate of Carolyn C. Smith, a parent of our controlling shareholders, distributed all of the non-voting stock owned by the estate to our controlling shareholders, and a portion was repurchased by Cunningham for $1.7 million in the aggregate. As of December 31, 2013, our controlling shareholders own approximately 4.4% of the total capital stock of Cunningham, none of which have voting rights. The remaining amount of non-voting stock is owned by trusts established for the benefit of the children of our controlling shareholders. The estate of Mrs. Smith currently owns all of the voting stock. The sale of the voting stock by the estate to an unrelated party is pending approval of the FCC. We have options from the trusts, which grant us the right to acquire, subject to applicable FCC rules and regulations, 100% of the voting and nonvoting stock of Cunningham. We also have options from each of Cunningham's subsidiaries, which are the FCC licensees of the Cunningham stations, which grant us the right to acquire, and grant Cunningham the right to require us to acquire, subject to applicable FCC rules and regulations, 100% of the capital stock or the assets of Cunningham's individual subsidiaries.

        In addition to the option agreements, certain of our stations provide programming, sales and managerial services pursuant to LMAs to seven of their stations: WNUV-TV, WRGT-TV, WVAH-TV, WTAT-TV, WMYA-TV, WTTE-TV, and WDBB-TV (collectively, the Cunningham LMA Stations). Each of these LMAs has a current term that expires on July 1, 2016 and there are three additional 5-year renewal terms remaining with final expiration on July 1, 2031.

        Effective November 5, 2009, we entered into amendments and/or restatements of the following agreements between Cunningham and us: (i) the LMAs, (ii) option agreements to acquire Cunningham stock and (iii) certain acquisition or merger agreements relating to the Cunningham LMA Stations.

        Beginning on January 1, 2013, we are obligated to pay Cunningham an annual LMA fee for the television stations equal to the greater of (i) 3% of each station's annual net broadcast revenue and (ii) $5.0 million, of which a portion of this fee will be credited toward the purchase price to the extent of the annual 6% increase. The remaining purchase price as of December 31, 2013 was approximately $57.1 million. Additionally, we reimburse Cunningham for 100% of its operating costs, and paid Cunningham a monthly payment of $50,000 through December 2012 as an LMA fee.

        We made payments to Cunningham under these LMAs and other agreements of $9.8 million for the year ended December 31, 2013. For the year ended December 31, 2013, Cunningham's LMA stations provided us with approximately $107.6 million of total revenue.

        During 2013, concurrent with our acquisition of the Barrington stations, Cunningham acquired the license related assets of WBSF-TV and WGTU-TV/WGTQ-TV, which was funded by bank debt, for which we have provided a guarantee. We provide certain non-programming related sales, operational and administrative services to these stations pursuant to certain outsourcing agreements. The agreements for WBSF-TV and WGTU-TV/WGTQ-TV expire in November 2021 and August 2015, respectively, and each have renewal provisions for successive eight year periods. Under these arrangements, we earned $0.6 million from the services we perform for these stations. As we consolidate the licensees as VIEs, the amounts we earn under the arrangements are eliminated in consolidation and the gross revenues of the stations are reported within our consolidated statement of operations. For the December 31, 2013, our consolidated revenues include $0.7 million related to these stations.

        Also, concurrent with the Barrington acquisition, we also sold our station, WYZZ (FOX) in Peoria, IL, which currently receives non-programming related sales, operational and administrative services from Nexstar Broadcasting pursuant to certain outsourcing agreements, to Cunningham for $22 million. Although we have no continuing involvement in the operations of this station, because Cunningham is a consolidated VIE and we have a purchase option to acquire these assets from Cunningham, the assets of WYZZ were not derecognized and the transaction was accounted for a transaction between parties under common control and thus no gain or loss has been recognized in the consolidated statement of operations.

        During October 2013, we purchased the outstanding membership interests of KDBC-TV from Cunningham for $21.2 million, plus a working capital adjustment of $0.2 million.

        Atlantic Automotive Corporation.    We sold advertising time to and purchased vehicles and related vehicle services from Atlantic Automotive Corporation (Atlantic Automotive), a holding company that owns automobile dealerships and an automobile leasing company. David D. Smith, our President and Chief Executive Officer, has a controlling interest in, and is a member of the Board of Directors of Atlantic Automotive. We received payments for advertising totaling $0.2 million during the year ended December 31, 2013. We paid $1.1 million for vehicles and related vehicle services from Atlantic Automotive during the year ended December 31, 2013. Additionally, in August 2011, Atlantic Automotive entered into an office lease agreement with Towson City Center, LLC (Towson City Center), a subsidiary of one of our real estate ventures. Atlantic Automotive paid $1.0 million in rent during the year ended December 31, 2013. Arrangements with Atlantic Automotive have been approved pursuant to the current related person transaction policy.

        Leased property by real estate ventures.    Certain of our real estate ventures have entered into leases with entities owned by David Smith to lease restaurant space. There are leases for three restaurants in a building owned by one of our consolidated real estate ventures in Baltimore, MD. Total rent received under these leases was $0.5 million for the year ended December 31, 2013. There is also one lease for a restaurant in a building owned by one of our real estate ventures, accounted for under the equity method, in Towson, MD. This investment received $0.2 million in rent pursuant to the lease for the year ended December 31, 2013. All of these agreements have been approved pursuant to the current related person transaction policy.

        Thomas & Libowitz P.A.    Basil A. Thomas, a former member of our Board of Directors, is the late father of Steven A. Thomas, a partner and founder of Thomas & Libowitz, P.A. (Thomas & Libowitz), a law firm providing legal services to us on an ongoing basis. We paid fees of $1.6 million to Thomas & Libowitz during 2013. The services provided by Thomas & Libowitz P.A. have been approved pursuant to the current related person transaction policy.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees (including our chief executive officer, chief financial officer, chief accounting officer and corporate controller and any person performing similar functions). We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net. We will disclose promptly any waiver from or amendment to the Code of Business Conduct and Ethics for our executive officers or directors as required by law, SEC regulations or Nasdaq listing requirements, by posting such disclosure on our website.

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE

Report of the Audit Committee

        The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

        The Audit Committee has received from Sinclair's independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, regarding PwC's independence, including communications between PwC and us regarding PwC's independence, and has discussed with PwC its independence. The Audit Committee has discussed whether the provision of non-audit services by PwC is compatible with maintaining PwC's independence. PwC has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs, and has approved all non-audit services provided by PwC in 2013. The Audit Committee also has discussed with PwC the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board, including the selection of and changes in Sinclair's significant accounting policies, the basis for management's accounting estimates, PwC's conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

        The Audit Committee met with management and representatives of PwC in connection with PwC's audit of Sinclair's consolidated financial statements and related schedule for the year ended December 31, 2013, and reviewed and discussed such financial statements with management. The Audit Committee also reviewed management's report on its assessment of the effectiveness of Sinclair's internal control over financial reporting and the independent registered public accounting firm's report on the effectiveness of Sinclair's internal control over financial reporting. Based on such review and discussion with management, and based on the Audit Committee's reviews and discussions with PwC regarding its independence and the matters required to be discussed under Statement on Auditing Standards No. 61 and No. 90, the Audit Committee recommended to the Board of Directors that the audited financial statements and management's assessment of the effectiveness of Sinclair's internal control over financial reporting be included in Sinclair's Annual Report on Form 10-K and the Board has approved that recommendation.

        The Audit Committee has reviewed and discussed the fees paid to PwC during the last year for audit and non-audit services, which are set forth in this proxy statement under "Disclosure of Fees Charged by Independent Registered Public Accounting Firm," and has determined that the provision of the non-audit services are compatible with PWC's independence.

Audit Committee
Lawrence E. McCanna, Chairman Daniel C. Keith Martin R. Leader

Disclosure of Fees Charged by Independent Registered Public Accounting Firm

        The following summarizes the fees charged by PwC for certain services rendered to us during 2013 and 2012, respectively:

        Audit Fees.    Fees paid for annual audits of our consolidated financial statements and effectiveness of internal control over financial reporting, reviews of interim consolidated financial statements and fees related to debt offerings (2013) were $2,875,091 and $2,272,000 in 2013 and 2012, respectively.

        Audit-Related Fees.    There were no audit related fees incurred for the year ended December 31, 2013 and 2012.

        Tax Fees.    Tax fees incurred for tax planning and compliance services through December 31, 2013 and 2012 were $1,116,808 and $746,016, respectively.

        All Other Fees.    Fees incurred related to subscription fees for web-based accounting and financial reporting research tools were $3,600 for both the years ended December 31, 2013 and 2012.

        All of the services described above were pre-approved by the Audit Committee. None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Exchange Act.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

        In May 2003, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor's independence. Under this policy, which remains in effect, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services. If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditor may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate. In accordance with this policy, the Chairman of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax or other permissible non-audit service engagements of the independent auditors.

 SHAREHOLDER PROPOSALS

        If you intend to propose any matter for action at our 2015 annual meeting of shareholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 not later than December 26, 2014 at 5:00 p.m. Eastern Standard Time. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2015 annual meeting. The proxy for the 2015 annual meeting will grant discretionary authority to vote with regard to shareholder proposals not included in our proxy materials unless (a) notice is received by March 11, 2015 and (b) the conditions set forth in Rule 14 a-4 (c)(2)(i)-(iii) under the Securities Exchange Act of 1934 are met.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary
Baltimore, Maryland April 25, 2014

ANNUAL MEETING OF STOCKHOLDERS OF SINCLAIR BROADCAST GROUP, INC. June 5, 2014 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, 2013 annual report to stockholders and proxy card are available at http://www.astproxyportal.com/ast/26141/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of seven directors for a term expiring in 2015 as set forth in the proxy statement O David D. Smith O Frederick G. Smith O J. Duncan Smith O Robert E. Smith O Lawrence E. McCanna O Daniel C. Keith O Martin R. Leader 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2014. 3. Non-binding advisory vote on our executive compensation This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees for director, FOR each of the other proposals, and in accordance with proxies' discretion on any other business that may properly come before the meeting to the extent permitted by law. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. ------------------ ---------------- 20730300000000000000 9 060514 TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

SINCLAIR BROADCAST GROUP, INC. PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF JUNE 5, 2014 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3. The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 5, 2014 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponements thereof. (Not valid unless dated and signed on the reverse side) COMMENTS: 1

ANNUAL MEETING OF STOCKHOLDERS OF SINCLAIR BROADCAST GROUP, INC. June 5, 2014 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, 2013 annual report to stockholders and proxy card are available at http://www.astproxyportal.com/ast/26141/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of seven directors for a term expiring in 2015 as set forth in the proxy statement O David D. Smith O Frederick G. Smith O J. Duncan Smith O Robert E. Smith O Lawrence E. McCanna O Daniel C. Keith O Martin R. Leader 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2014. 3. Non-binding advisory vote on our executive compensation This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees for director, FOR each of the other proposals, and in accordance with proxies' discretion on any other business that may properly come before the meeting to the extent permitted by law. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. ------------------ ---------------- 20730300000000000000 9 060514 TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

SINCLAIR BROADCAST GROUP, INC. PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF JUNE 5, 2014 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3. The undersigned hereby authorizes and directs Massachusets Mutual Life Insurance Company, as trustee (the "Trustee") of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the "Company") to be held on June 5, 2014 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponement thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee's discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April 25, 2014. THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES. PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Not valid unless dated and signed on the reverse side) COMMENTS: 1